UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 2, 2008

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Spear Street, 3rd Floor

San Francisco, CA 94105

(Address of principal executive offices) (Zip Code)

(415) 543-3470

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Medivation, Inc. has been invited to present new data on Dimebon’s mechanism of action at the Alzheimer’s Association International Conference on Alzheimer’s Disease 2008 at a symposia session to be held on July 30, 2008 (Symposia Session S4-04-05 – “Dimebon: A Novel Mechanism of Action”). Based on data generated in independent outside laboratories, Medivation believes that Dimebon is achieving its clinical effects through a novel mitochondrial mechanism of action.

In addition, Medivation is providing additional information regarding the physical and biological properties of Dimebon in order to clarify misperceptions on these issues that recently have come to its attention. All of the data discussed below were generated in independent outside laboratories using Dimebon manufactured by professional contract research organizations under well controlled and well characterized conditions.

The molecular structure of Dimebon presently disclosed at http://en.wikipedia.org/wiki/Dimebon is correct.

Medivation has never claimed that Dimebon is insoluble in water. Dimebon is in fact highly water-soluble, a favorable characteristic for drug development.

Dimebon’s antihistamine activity has been reported by others in the published literature and confirmed by Medivation in standard laboratory assays. Dimebon binds to the human H1 receptor with high affinity (IC50 = 3.4 nM), and is a potent histamine H1 receptor antagonist (IC50 < 50 nM) in a cell based human histamine H1 receptor activity assay.

The fact that Dimebon shows low activity against acetylcholinesterase and the N-methyl-D-aspartate (NMDA) receptor in laboratory testing is completely expected. While Dimebon does in fact hit those targets, it does so with very low affinity (IC50 = 72.3 µM for acetylcholinesterase; IC50 = 83.7 µM for the NMDA-receptor). Thus, very high concentrations of Dimebon are required to show even minimal effects against these targets. This is a primary reason Medivation does not believe that either of these targets is responsible for Dimebon’s clinical effects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2008

MEDIVATION, INC.

By:	/s/ C. Patrick Machado
Name:	C. Patrick Machado
Title:	Senior Vice President & Chief Financial Officer